Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:                  Company Contact:

Beth A. Taylor

Chief Financial Officer

Phone: 765.497.8381

btaylor@inotivco.com

BASi Announces Borrowing under Paycheck Protection Program

WEST LAFAYETTE, IN, April 24, 2020 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi”, the “Company”, “We” or “Our”) doing business as Inotiv, a leading provider of nonclinical and analytical contract research services, today announced the closing and receipt of funds from the SBA Paycheck Protection Program (“PPP”).

During the Coronavirus (COVID-19) crisis, the Company is continuing operations. As a company within the “essential critical infrastructure” industry, the Company believes it has a special responsibility to maintain business continuity and a normal work schedule to the greatest extent practicable.

Robert Leasure, Jr., the Company’s President and Chief Executive Officer, commented, “Our Company is doing the important work of supporting our clients in their efforts towards drug discovery and development. We are proud to be part of this industry, and are fortunate to be working with multiple clients, at our multiple sites, on a variety of therapy or vaccine candidates for COVID-19 and many other lifesaving medicines.”

“The impact of this crisis is unprecedented. Throughout the challenge, our team has shown immense entrepreneurial spirit and resilience in managing how and where we work to maintain the safest working conditions, while continuing to support each other and our clients. Every day we look to mitigate our risk related to the COVID-19 crisis. The PPP money will help us manage that risk and continue to meet payroll obligations and help with potential liquidity challenges during this period,” Mr. Leasure concluded.

The PPP loan amount totaled $5,051,281. The funds will be used strictly for payroll for the next 8 weeks, in addition to utility, rent and interest expenses, as allowed under the PPP. In conjunction with this loan, First Internet Bank approved the borrowing in accordance with the Company’s loan documents.

About the Company

Bioanalytical Systems, Inc., operating as Inotiv, is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about the Company.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of COVID-19 on the economy, demand for our products and services and our operations, and various market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.